Exhibit 10.6
January 23, 2015

Johnathan Pershing
25 Central Park West, Apt 24R
New York, NY 10023

Dear John:

We would like to thank you for your continued contributions to our success. As you transition to the role of EVP, Chief Human Resources Officer for Ascena Retail Group we would like to outline the following details of your compensation change. The following are the relevant changes to the terms and conditions of our job offer to you and replace any and all previous offers, discussions, representations, understandings and agreements concerning your employment with Ascena Retail Group, Inc.

Job Title:            EVP, Chief Human Resources Officer

Reporting To:            David Jaffe, President and CEO of Ascena Retail Group

Effective Date:        January 25, 2015

Annualized Pay Rate:    $525,000

In addition, you will remain fully eligible to receive an annual performance evaluation in fall calendar year 2015. Any corresponding pay adjustments would be based on your performance, business results, economic & competitive factors, and approval from the Board of Directors.

Incentive Compensation:
Participation in the Incentive Compensation program at a target level of 75% of your annual base salary. For the Spring FY15 season, you will receive the greater of the two calculations, 70/30 dressbarn and ascena (current) or 100% ascena. For the Fall FY16 season, your bonus will be tied to ascena corporate results, 100%. The bonus will be paid out in two portions following the end of each six month fiscal season (fall and spring). To be eligible for a bonus, you must be employed by Ascena at the time of the bonus payout.

Please note that the information above provides highlights of several of our compensation and benefit plans and is not an all-inclusive list of all plans available. All benefits are governed by the terms of the applicable policies and plans, which are subject to change any time. If this information conflicts with the policy or plan that describes it, the policy or plan will govern.
It is further understood that this letter is intended for purposes of explaining the details of the offer/compensation change and does not represent any inferred short or long-term commitments other than those described in the letter. This is not a contract and your employment is at-will. No representatives of Ascena may enter into any agreement to alter your at-will status or otherwise create any contract between you and Ascena, unless signed in writing by the President and CEO for Ascena Retail Group. All job information, as well as the pay and benefit programs outlined in this letter and the enclosed materials are subject to change periodically based on business needs. At Ascena Retail Group, Inc., an employment at-will relationship prevails and the employment relationship can be terminated with or without cause and with or without notice, at any time, by either the employee or the employer.
As recognition of our communication of these changes, please sign below. We look forward to continuing our mutually beneficial association.

Once again, we feel confident you have the capabilities and talent to be a very successful contributor to our organization.
Sincerely,
/s/ David Jaffe
David Jaffe
President and CEO
Ascena Retail Group, Inc.

/s/ John Pershing                    1/23/15
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John Pershing                        Date

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